Exhibit 10.1
Helmerich & Payne, Inc.
Annual Bonus Plan for Executive Officers
Overview
Annual bonus awards are available to certain executive officers to recognize and reward desired performance. Each year the Human Resources Committee (the “Committee”) approves the participants, the performance measures, and the specific financial and strategic objectives. An executive officer’s bonus award opportunity is determined primarily by the individual’s position and level of responsibility.
Participation
The current participants in the Plan will be H&P’s executive management team, which includes
Hans Helmerich,
John Lindsay,
Alan Orr,
Doug Fears, and
Steve Mackey.
Bonus Award Opportunity
Participants are assigned target bonus awards expressed as percentages of base salary. These bonus awards are earned when performance objectives are achieved. The award percentages are as follows:

	Threshold	Target	Reach
Hans Helmerich	40%	80%	120%
John Lindsay	25%	50%	75%
Alan Orr	25%	50%	75%
Doug Fears	20%	45%	70%
Steve Mackey	20%	45%	70%
Financial Performance Objectives
The financial performance objectives selected align management with shareholders. When these objectives are met, shareholders will realize greater value in their Company ownership. A participant’s bonus award will be based upon three disproportionately weighted financial measures being:

Financial Measure	Weighting
Earnings Per Share	35%
Return on Invested Capital	35%
Operating EBITDA	30%

The Board of Directors annually approves an operating and capital budget at its September meeting. Each financial measure would be assigned threshold, target and reach numbers based upon this approved budget. Actual financial results would be compared to the budgeted numbers for each of the financial measures to determine the amount of any bonus. Based on the ___fiscal year budget, the following financial performance benchmarks have been developed for each financial measure:

Prior
Fiscal
Year
	Threshold	Target	Reach	Actual
Earnings Per Share

Return on Invested Capital

Operating EBITDA

	Current	Prior
	Fiscal	Fiscal
	Year	Year
Assumptions	Target	Actual
Revenue Days — U.S. Land:

Revenue Per Day — U.S. Land:

U.S. Land Rig Utilization:

U.S. Offshore Utilization:

International Utilization:

Strategic Performance Objectives
The bonus, if any, derived from the Company’s financial performance may then be adjusted by a maximum of 30% as determined by the Committee (“adjustment factor”). Seventy-five percent of this adjustment factor would be based upon the Committee’s evaluation of the Company’s total shareholder return relative to an industry peer group. The remaining 25% of this adjustment factor would be based upon the Committee’s evaluation of the Company’s goal of attaining higher than industry average utilization and premium day rates.
This adjustment factor would be subject to a pre-determined safety performance threshold. For fiscal year ___, in order to meet that threshold, H&P’s OSHA and DAWFC rates must be ___below IADC averages. If this safety performance threshold is not met, then the bonus would not be increased by the adjustment factor. The bonus would not be decreased by the adjustment factor solely for the reason that safety performance threshold was not met. However, if the adjustment factor resulted in a decrease to the bonus, then the bonus would be decreased even if the safety performance threshold is met.

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